[GRAPHIC OMITTED] [WHITING PETROLEUM LOGO]

Mile High Center
1700 Broadway, Suite 2300
Denver, CO 80290-2300
T/ 303.837.1661
F/ 303.861.4023

NEWS RELEASE

Company contacts:	Mark Burford, Director of Investor Relations 303.837.1661 or markb@whiting.com

Palmer Moe Named to Whiting Petroleum Corporation’s Board of Directors

DENVER – October 26, 2004 –Whiting Petroleum Corporation (NYSE: WLL) announced today that it has named Palmer Moe to its Board of Directors. Mr. Moe will also serve on the Company’s Audit and Nominating and Governance Committees. With the addition of Mr. Moe, Whiting has expanded its Board of Directors to six members.

James J. Volker, Chairman, President and Chief Executive Officer of Whiting Petroleum, said: “I am extremely pleased to have Palmer joining Whiting’s Board. His in-depth knowledge and extensive background in the energy and accounting sectors make him an invaluable addition to the Whiting Board. Whiting will benefit from Palmer’s financial skills and energy industry experience.”

Mr. Moe has more than 35 years of industry experience including serving as President and Chief Operating Officer of Valero Energy Corporation from 1983 to 1992. He served as President of Storen Resources, Inc., a privately owned corporation from 1992 to 1997. Since 1997, he has served as the Managing Director of Kronkosky Charitable Foundation.

Moe began his career in 1965 in the audit group with Arthur Andersen & Co. He was audit partner in the Houston office from 1975 to 1978 and the managing partner of the San Antonio office from 1978 to 1983.

Mr. Moe earned a bachelor’s degree in accounting from the University of Denver in 1966 and completed the Senior Executive Development Course at the Massachusetts Institute of Technology Alfred P. Sloan School of Management in 1991. Mr. Moe is a certified public accountant.

About Whiting Petroleum

Whiting Petroleum Corporation is a holding company for Whiting Oil and Gas Corporation and Equity Oil Company. Whiting Oil and Gas Corporation is a growing energy company based in Denver, Colorado that is engaged in oil and natural gas acquisition, exploitation, exploration and production activities primarily in the Gulf Coast, Permian Basin, Rocky Mountains, Michigan and Mid-Continent regions of the United States. The Company trades publicly under the symbol WLL on the New York Stock Exchange. For further information, please visit www.whiting.com.

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